As filed with the Securities and Exchange Commission on August 12, 2025
Registration No. 333-288720

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GREEN PLAINS INC.
(Exact name of registrant as specified in its charter)
Iowa	84-1652107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1811 Aksarben Drive
Omaha, NE 68106
(402) 884-8700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Michelle S. Mapes, Esq.
Interim Principal Executive Officer, Chief Legal and Administration Officer and Corporate Secretary
Green Plains Inc.
1811 Aksarben Drive
Omaha, NE 68106
(402) 884-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michelle S. Mapes, Esq. Green Plains Inc. 1811 Aksarben Drive Omaha, NE 68106 (402) 884-8700	Sarah K. Morgan, Esq. Benjamin N. Heriaud, Esq. Vinson & Elkins L.L.P. 845 Texas Ave, Suite 4700 Houston, Texas 77002-2946 (713) 758-2222
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 2 to the Registration Statement on Form S-3 is being filed solely for the purpose of updating the exhibit list as indicated in Part II of this Amendment No. 2. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectuses are unchanged and have been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth the company’s estimates (other than the SEC registration fee and FINRA filing fee) of the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.
ITEM	AMOUNT
SEC registration fee	$53,437.27
FINRA filing fee	(1)
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Printing fees	(1)
Transfer agent fees and expenses	(1)
Miscellaneous fees and expenses	(1)
Total	$(1)

(1)
These fees and expenses are dependent upon the securities offered and the number of issuances and, accordingly, cannot be estimated at this time.

Item 15.   Indemnification of Directors and Officers.
The Company is an Iowa corporation. Our Fifth Amended and Restated Bylaws require us to indemnify directors and officers to the full extent permitted by the Iowa Business Corporation Act.
Under the Iowa Business Corporation Act, we must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the Company against reasonable expenses incurred by the director in connection with the proceeding. Further, under the Iowa Business Corporation Act, officers who are not directors, are afforded the same mandatory indemnification protections as directors upon successful application to the court. Additionally, we may indemnify our directors and officers where: (A)(i) the individual acted in good faith; (ii) the individual reasonably believed that (a) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation or (b) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful, or (B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.
We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.
We have entered into indemnification agreements with each of our officers and directors. Pursuant to the indemnification agreements, we are required to, among other things, indemnify each indemnitee against all expenses (including, attorneys’ fees, disbursements and retainers, accounting and witness fees and other disbursements and expenses) incurred in connection with certain proceedings that relate to the indemnitee’s service as an officer or director of the company. Further, we are required to indemnify for expenses incurred by the indemnitee in defense of a proceeding to the extent the indemnitee has been successful on the merits or otherwise. Finally, if the indemnitee is involved in certain proceedings as a result of the indemnitee’s serving as our officer or director, we are required to advance all expenses incurred by or on behalf of the indemnitee in connection with such proceeding, without regard to the indemnitee’s ability to repay the expenses and without regard to the indemnitee’s ultimate entitlement to indemnification under the other provisions of the indemnification agreement; provided, however, that to the extent required by Iowa law, the indemnitee shall repay all the expenses paid to the indemnitee if it is finally determined that the indemnitee is not entitled to be indemnified.
The indemnification agreements contain certain exceptions to our obligation to indemnify. Among these exceptions, we are not obligated to make any indemnity in connection with any claim made against the indemnitee: (i) for which payment has actually been made to or on behalf of the indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provisions, (ii) for an accounting of profits made from the purchase and sale (or sale and purchase) by the indemnitee of securities of the company within the meaning of Section 16(b) of the Exchange Act, or similar provisions of state statutory law or common law; (iii) for which indemnitee settles a claim without our consent; (iv) for which such indemnitee is finally adjudged to have gained any person profit or advantage to which he or she was not legally entitled; (v) for which indemnitee’s conduct is finally adjudged to have been willful misconduct, knowingly fraudulent, deliberately dishonest or in violation of indemnitee’s duty of loyalty to us; (vi) for proceedings initiated or brought voluntarily by such indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under the applicable indemnification agreement or any other statute or law or otherwise as required by Iowa law; (vii) for which the indemnitee is indemnified by us otherwise than pursuant to the indemnification agreement; or (viii) for which a court of competent jurisdiction had made a final determination that indemnification under the indemnification agreement is unlawful.
The indemnification agreements also require us to obtain and maintain a policy or policies of insurance with a reputable insurance company providing the indemnitee with coverage for losses from wrongful acts and an indemnitee who is an officer or director shall be named as an insured.
All agreements and obligations of the company contained in the indemnification agreements shall continue during the period when the officer or director who is a party to an indemnification agreement is an officer or director of the company (or is serving at the request of the company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as such director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses.
We have been advised that, in the opinion of the SEC, indemnification for certain liabilities is against public policy as expressed in the Exchange Act and is, therefore, unenforceable.
Item 16.   Exhibits.
(a) Exhibits.
EXHIBIT NO.	DESCRIPTION OF EXHIBIT
1.1*	Form of Underwriting Agreement.
2.1(a)	Asset Purchase Agreement among Hereford Ethanol Partners, L.P. and Green Plains Hereford LLC, dated December 14, 2020 (incorporated by reference herein to Exhibit 2.1 to the company’s Current Report on Form 8-K filed on December 15, 2020).
2.1(b)	Asset Purchase Agreement, dated December 14, 2020, by and among Green Plains LP, Green Plains Holdings LLC, Green Plains Operating Company LLC, Green Plains Ethanol Storage LLC, Green Plains Logistics LLC, Green Plains Inc., Green Plains Trade Group LLC and Green Plains Hereford LLC. (incorporated herein by reference to Exhibit 2.2 to the company’s Current Report on Form 8-K filed on December 15, 2020).
2.2	Agreement and Plan of Merger, dated September 16, 2023, by and among Green Plains Inc., GPLP Holdings Inc., GPLP Merger Sub LLC, Green Plains Holdings LLC and Green Plains Partners LP. (The schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.) (incorporated herein by reference to Exhibit 2.1 to the company’s Current Report on Form 8-K filed September 18, 2023).

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
3.1(a)	Second Amended and Restated Articles of Incorporation of the company (incorporated herein by reference to Exhibit 3.1 of the company’s Current Report on Form 8-K filed October 15, 2008).
3.1(b)	Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc. (incorporated herein by reference to Exhibit 3.1 of the company’s Current Report on Form 8-K filed May 9, 2011).
3.1(c)	Second Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc. (incorporated herein by reference to Exhibit 3.1 to the company’s Current Report on Form 8-K filed May 16, 2014).
3.1(d)	Third Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains, Inc. (incorporated herein by reference to Exhibit 3.1 to the company’s Current Report on Form 8-K filed on May 6, 2022).
3.2	Fifth Amended and Restated Bylaws of Green Plains, Inc. dated November 14, 2022 (incorporated herein by reference to Exhibit 3.1 to the company’s Current Report on Form 8-K filed on November 16, 2022).
4.1	Shareholders’ Agreement by and among Green Plains Renewable Energy, Inc., each of the investors listed on Schedule A, and each of the existing shareholders and affiliates identified on Schedule B, dated May 7, 2008 (incorporated herein by reference to Appendix F of the company’s Registration Statement on Form S-4/A filed September 4, 2008).
4.2*	Form of Common Stock Warrant and Warrant Certificate.
4.3***	Form of Senior Note (included in form of Senior Indenture).
4.4***	Form of Subordinated Note (included in form of Subordinated Indenture).
4.5***	Form of Senior Indenture.
4.6***	Form of Subordinated Indenture.
4.7*	Form of Warrant Agreement for Debt Securities and Warrant Certificate.
4.8(a)	Indenture, dated March 1, 2021, between Green Plains Inc. and Wilmington Trust, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to the company’s Current Report on Form 8-K dated March 1, 2021).
4.8(b)	First Supplemental Indenture relating to the 2.25% Convertible Senior Notes due 2027, dated as of March 1, 2021, between Green Plains Inc. and Wilmington Trust, National Association, including the form of Global Note attached as Exhibit A thereto (incorporated herein by reference to Exhibit 4.2 to the company’s Current Report on Form 8-K dated March 1, 2021).
4.8(c)	Form of Global Note representing 2.25% Convertible Senior Notes due 2027 (included as a part of Exhibit 4.8(b)).
4.9(a)	Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated May 7, 2025, by and between Green Plains Inc. and Ancora Catalyst Institutional, LP (incorporated herein by reference to Exhibit 10.12(a) to the company’s Quarterly Report on Form 10-Q filed on May 8, 2025)
4.9(b)	Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated May 7, 2025, by and between Green Plains Inc. and Ancora Catalyst, LP (incorporated herein by reference to Exhibit 10.12(b) to the company’s Quarterly Report on Form 10-Q filed on May 8, 2025)
4.9(c)	Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated May 7, 2025, by and between Green Plains Inc. and Ancora Merlin Institutional, LP (incorporated herein by reference to Exhibit 10.12(c) to the company’s Quarterly Report on Form 10-Q filed on May 8, 2025)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
4.9(d)	Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated May 7, 2025, by and between Green Plains Inc. and Ancora Merlin, LP (incorporated herein by reference to Exhibit 10.12(d) to the company’s Quarterly Report on Form 10-Q filed on May 8, 2025)
4.9(e)	Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated May 7, 2025, by and between Green Plains Inc. and Ancora Bellator Fund, LP (incorporated herein by reference to Exhibit 10.12(e) to the company’s Quarterly Report on Form 10-Q filed on May 8, 2025)
4.10(a)	Second Amended and Restated Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated May 7, 2025, by and between Green Plains Inc. and BlackRock Global Allocation Fund, Inc. (incorporated herein by reference to Exhibit 10.10(a) to the company’s Quarterly Report on Form 10-Q filed on May 8, 2025)
4.10(b)	Second Amended and Restated Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated May 7, 2025, by and between Green Plains Inc. and BlackRock Global Allocation Collective Fund (incorporated herein by reference to Exhibit 10.10(b) to the company’s Quarterly Report on Form 10-Q filed on May 8, 2025)
4.10(c)	Second Amended and Restated Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated May 7, 2025, by and between Green Plains Inc. and BlackRock Total Return Bond Fund (incorporated herein by reference to Exhibit 10.10(c) to the company’s Quarterly Report on Form 10-Q filed on May 8, 2025)
4.10(d)	Second Amended and Restated Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated May 7, 2025, by and between Green Plains Inc. and Strategic Income Opportunities Bond Fund (incorporated herein by reference to Exhibit 10.10(d) to the company’s Quarterly Report on Form 10-Q filed on May 8, 2025)
4.11(a)	Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated August 10, 2025, by and between Green Plains Inc. and BlackRock Global Allocation Fund, Inc. (incorporated herein by reference to Exhibit 10.16(a) to the company’s Quarterly Report on Form 10-Q filed on August 11, 2025)
4.11(b)	Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated August 10, 2025, by and between Green Plains Inc. and BlackRock Global Allocation Collective Fund (incorporated herein by reference to Exhibit 10.16(b) to the company’s Quarterly Report on Form 10-Q filed on August 11, 2025)
4.11(c)	Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated August 10, 2025, by and between Green Plains Inc. and BlackRock Total Return Bond Fund (incorporated herein by reference to Exhibit 10.16(d) to the company’s Quarterly Report on Form 10-Q filed on August 11, 2025)
4.11(d)	Warrant Agreement to Purchase Common Stock of Green Plains Inc., dated August 10, 2025, by and between Green Plains Inc. and Strategic Income Opportunities Bond Fund (incorporated herein by reference to Exhibit 10.16(c) to the company’s Quarterly Report on Form 10-Q filed on August 11, 2025)
5.1***	Opinion of Husch Blackwell LLP regarding legality of the securities being registered on the Base Prospectus
5.2***	Opinion of Husch Blackwell LLP regarding legality of the securities being registered on the Resale Prospectus
10.1	Subscription Agreement, dated August 10, 2025, by and between Green Plains Inc. and each of the subscribers named therein (incorporated herein by reference to Exhibit 10.12 to the company’s Quarterly Report on Form 10-Q filed on August 11, 2025)
23.1***	Consent of KPMG LLP.
23.2**	Consent of Husch Blackwell LLP (included in Ex. 5.1 to this Registration Statement on Form S-3)
23.3**	Consent of Husch Blackwell LLP (included in Ex. 5.2 to this Registration Statement on Form S-3)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
24.1***	Power of Attorney (on signature page of this Registration Statement)
25.1*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended
107.01***	Filing Fee Table

*
To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act and incorporated herein by reference.

**
Filed herewith.

***
Previously filed.

Item 17.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 % change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)
That, for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be a part of the registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on August 12, 2025.
GREEN PLAINS INC.
By:
/s/ Michelle S. Mapes

Michelle S. Mapes
Interim Principal Executive Officer, Chief Legal and Administration Officer and Corporate Secretary (Principal Executive Officer)
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on August 12, 2025.
SIGNATURE	TITLE	DATE
/s/ Michelle S. Mapes Michelle S. Mapes	Interim Principal Executive Officer, Chief Legal and Administration Officer and Corporate Secretary (Principal Executive Officer)	August 12, 2025
/s/ Philip B. Boggs Philip B. Boggs	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 12, 2025
/s/ * James D. Anderson	Chairman of the Board	August 12, 2025
/s/ * Farha Aslam	Director	August 12, 2025
/s/ * Steven J. Furcich	Director	August 12, 2025
/s/ * Carl J. Grassi	Director	August 12, 2025
/s/ * Brian D. Peterson	Director	August 12, 2025
/s/ * Martin Salinas Jr.	Director	August 12, 2025
/s/ * Patrick Sweeney	Director	August 12, 2025

SIGNATURE		TITLE	DATE
/s/ * Kimberly Wagner		Director	August 12, 2025
*By:	/s/ Michelle S. Mapes Michelle Mapes, Attorney-In-Fact